EXHIBIT 99.1

News Release
The York Water Company
130 East Market Street
York, PA 17401
Contact:	Jeffrey R. Hines, President
or	Kathleen M. Miller, Chief Financial Officer

Phone:	717-845-3601	FOR IMMEDIATE RELEASE

YORK WATER COMPANY ANNOUNCES THIRD QUARTER AND NINE MONTH EARNINGS

York, Pennsylvania, November 7, 2008: The York Water Company's (NASDAQ:YORW) President, Jeffrey R. Hines, announced today the Company's financial results for the third quarter and the first nine months of 2008.

President Hines reported that third quarter operating revenues of $8,566,000 increased 3.5% from the third quarter of 2007, net income of $1,740,000 decreased 1.0% compared to the third quarter of 2007 and earnings per share for the three-month period were unchanged.  A third quarter loss on the Company’s interest rate swap resulted in a $0.02 reduction in earnings per share.

President Hines also reported that first nine months' operating revenues of $23,934,000 increased 1.3% over the first nine months of 2007, and that the first nine months' net income of $4,466,000 decreased 5.9% compared to the first nine months of 2007.  The primary reason for the increase in revenues was growth in the customer base and an increased distribution surcharge, a charge allowed by the Pennsylvania Public Utility Commission (PPUC) for qualified replacement costs of certain infrastructure.    The primary contributing factors to the decrease in net income were higher interest expense due to a loss on the interest rate swap and increased operating expenses including power costs, depreciation, wages, health insurance expenses, realty taxes, transportation costs and banking fees.  Earnings per share for the nine-month period declined by $0.02 per share primarily due to the loss on the interest rate swap.

During the first nine months of 2008, the Company invested $17.6 million in construction projects.  The majority of the construction expenditures were for distribution system improvements and replacements, a pumping station emergency diesel generator, a water treatment improvement project, distribution center renovations and a standpipe and water main for the West Manheim water system acquisition to be completed during the fourth quarter of 2008. The West Manheim acquisition will increase the Company’s customer base by 3%.  The Company plans to continue to invest in infrastructure at a rate necessary to ensure a safe, adequate and reliable supply of drinking water.

Effective October 9, 2008 the PPUC granted the Company’s request for rate relief by authorizing an increase in rates designed to produce approximately $5,950,000 in additional annual revenues.

	Period Ended September 30
	In 000's (except per share)
	Quarter		Nine Months
	2008	2007	2008	2007
Water Operating Revenues	$8,566	$8,280	$23,934	$23,627
Net Income	$1,740	$1,757	$ 4,466	$ 4,744
Average Number of Common Shares Outstanding	11,302	11,233	11,285	11,218
Basic Earnings Per Common Share	$ 0.15	$ 0.15	$ 0.40	$ 0.42
Dividends Paid Per Common Share	$0.121	$0.118	$ 0.363	$ 0.354
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